Exhibit 99.1

               Homestore Advances Defense Costs to Former Officer


    WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--June 20, 2005--Homestore, Inc. (NASDAQ:HOMS) today announced that, pursuant to a Delaware Chancery Court judgment, it has advanced approximately $4.0 million to Peter Tafeen, one of its former officers, for defense costs incurred in litigation related to Homestore's previous restatement of financial results.
    The payment follows the denial by the Delaware Supreme Court of Homestore's motion to stay execution of the Chancery Court judgment while it pursues an appeal. The Company previously accrued approximately $8.0 million in anticipation of this outcome. Homestore anticipates it will advance additional defense costs and may record additional expense accruals in the future, depending on the magnitude and duration of the underlying legal proceedings. In the event the Company ultimately prevails on the appeal, or if it is ultimately determined that the officer is not entitled to indemnification under Delaware law, the former officer would be obligated to repay all costs advanced. If either were to occur, there is no assurance the former officer would have the ability to repay.

    About Homestore, Inc.

    Homestore, Inc. (NASDAQ:HOMS) is the leading provider of real estate media and technology solutions. The Company operates the No. 1 network of home and real estate Web sites including flagship site REALTOR.com(R), the official Web site of the National Association of REALTORS(R), and HomeBuilder.com(TM), the official new homes site of the National Association of Home Builders. Homestore also operates RENTNET(R), an apartments, corporate housing and self-storage resource, SeniorHousingNet(TM), a resource for senior housing and care, and FactoryBuiltHousing.com, the official Web site of the Manufactured Housing Institute, as well as Homestore.com(R), a home information resource. Homestore's print businesses are Homestore(R) Plans and Publications and Welcome Wagon(R). Homestore's professional software division includes TOP PRODUCER(R) Systems, a leading provider of provider of real estate sales productivity applications. For more information: http://ir.homestore.com.

    Copyright (C) 2005 Homestore, Inc. All rights reserved.


    CONTACT: Homestore, Inc.
             Erin Campbell, 805-557-2303
             erin.campbell@homestore.com